Exhibit 10.22

AMENDMENT NO. 12 to TRADEMARK LICENSE AND TECHNICAL ASSISTANCE-AGREEMENT FOR MEWS COLLECTIONS

This amendment N 12, dated as of June 1st, 2009, is to Trademark License and Technical Assistance Agreement, dated March 4, 1998, by and between Latitude Licensing Corp. (“Licensor”) and IC ISAACS & Company LP. (“Licensee”) and its further amendments up to Amendment N 11 dated October 24, 2007. Capitalized terms used herein have the meaning ascribed to them in the Agreement unless otherwise indicated.

Whereas, the Parties have started discussion in December 2008 in order to operate strategy changes in the Territory, specific activity commercial focus and financial restructuring to balance some monetary responsibilities between Licensor and Licensee, and to amend the Agreement so that it reflects the current conditions of the business developed by the Licensee in the Territory, and also corresponds to the strategy of both parties.

The Parties herewith confirm that no other agreements are executed or valid but only this Agreement end its further Amendments between them, and that Licensee is exclusively running a Men’s collection activity.

Now, Therefore, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1- Article 1. Grant.

Section 1.1 (a) is amended:

“to manufacture and/or cause to be manufactured anywhere in the world, and to import, promote, distribute and sell within the Territory with exclusivity all men’s tops and bottoms apparel products (excluding non apparel related accessories, underwear, hags, footwear and leather goods, cosmetics, perfumes) under the MARITHE + FRANCOIS GIRBAUD and BLUE LINE (including LAC AGE concept) marks, as created by Licensor or an affiliate thereof. Designs might be recommended by Licensee but must be approved by licensor under the terms of the present Agreement

It is agreed between the Parties that LE JEAN DE and LEG END labels are excluded from the Agreement; children’s segment, Active segment (ACT LIVE label) and SPQR labels are also excluded from the Agreement”

2- Article 6 Designs and Technical Assistance

Section 6.3 is amending by adding the following wording:

“The Licensee does not require the Licensor to Produce full samples lines each season; should Licensee express it desire to receive partial of full samples lines, it shall inform Licensor with a prior notice so that Licensor can produce such samples. Prices for such samples shall be agreed by both Parties when Licensee require such production of samples, and shall normally represent the equivalent of the price applied in the industry for samples manufacturing, i-e. cost price x 3.”

Section 6.3 following wording is deleted.

“In order to reimburse Licensor for its costs, and not as a purchase price or with any transfer of ownership, Licensee shall pay to Licensor an amount equal to two and one half (2.5) times the ordinary wholesale price for any samples so ordered, F.O.B., place of shipment, plus shipping costs and duties, of all samples furnished to licensee hereunder. Such amounts shall be paid within thirty (30) days of delivery.”

3- Article 3 Advertising and Promotion

Section 8.1 is amended as follows:

“Throughout the duration of this Agreement, Licensee shall spend upon advertising of the Products throughout the Territory an annual minimum of three percent (3%) of Net Sates per Calendar Year (“The Minimum Advertising Expense”).

Such Minimum Advertising Expense shall be calculated for 2010 on Net Sales without any threshold.

As from 2011, Minimum Advertising Expense for each Calendar Year shall represent the highest of either 80% of previous Calendar Year Net Sales ( including close out Sales) or 102.5% of the previous Calendar year Minimum Advertising Expense.

it is agreed by Parties that Minimum Royalties for 2011 will be calculated and paid on the basis of 80% of 2010 Net Sales ( including close out Sales).”

4- Effective date

This Amendment is effective as of the date first written above

5- Full force and effect

Except as expressly amended by this Amendment N12, the Agreement shall continue In full force and effect

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Amendment N12 as of the dates indicated below.

LATITUDE LICENSING CORP.		I.C. ISAACS & COMPANY L.P.

By:	/s/ Serge Massat	By:	/s/ Robert S. Stec

Name:	S. Massat	Name:	Robert S. Stec

Title:	Secretary	Title:	CEO

Date:	As of 6/1/09	Date:	6/1/09